Exhibit 99.1

FOR IMMEDIATE RELEASE
CARMILANI APPOINTED CHAIRMAN OF ALLIED WORLD
PEMBROKE, BERMUDA — January 8, 2008 — Allied World Assurance Company Holdings, Ltd (NYSE: AWH) today announced that Scott Carmilani, Allied World President and Chief Executive Officer, has been appointed Chairman of the Board effective January 1, 2008. Former Chairman, Michael Morrison, will continue to serve as a director. Mr. Carmilani will remain in his current position of President and CEO.
“I am both honored and excited to have the opportunity to further serve Allied World as Chairman of the Board. I look forward to continuing the company’s endeavor to create value for our shareholders, clients and employees within this capacity,” said Mr. Carmilani.
Mr. Carmilani became a director in September 2003 after joining Allied World as Executive Vice President in February 2002. He was elected President and Chief Executive Officer in January 2004.
In addition to Mr. Carmilani’s appointment, Bart Friedman was appointed Allied World’s lead independent director effective January 1, 2008.
“I am confident the company will continue to prosper and build shareholder value under Scott’s leadership,” said Mr. Morrison. “And I look forward to working with both Bart and Scott in their new roles.”
About Allied World Assurance Company
Allied World Assurance Company Holdings, Ltd, through its insurance subsidiaries, is a global provider of insurance and reinsurance solutions, offering superior client service through offices in Bermuda, the United States and Europe. Our insurance subsidiaries are rated A (Excellent) by A.M. Best Company and A- (Strong) by Standard & Poor’s. Our Bermuda and U.S. insurance subsidiaries are rated A2 (Good) by Moody’s Investors Service. For further information on Allied World Assurance Company, please visit our website at www.awac.com.
Cautionary Statement Regarding Forward-Looking Statements
Any forward-looking statements made in this press release reflect our current views with respect to future events and financial performance and are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such statements involve risks and uncertainties, which may cause actual results to differ materially from those set forth in these statements. For example, our forward-looking statements could be affected by pricing and policy term trends; increased competition; the impact of acts of terrorism and acts of war; greater frequency or severity of unpredictable catastrophic events; investigations of market practices and related settlement terms; negative rating agency actions; the adequacy of our loss reserves; the company or its subsidiaries becoming subject to significant income taxes in the United States or elsewhere; changes in regulations or tax laws; changes in the availability, cost or quality of reinsurance or retrocessional coverage; adverse general economic conditions; and judicial, legislative, political and other governmental developments, as well as management’s response to these factors, and other factors identified in our filings with the U.S. Securities and Exchange Commission. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date on which they are made. We are under no obligation (and expressly disclaim any such obligation) to update or revise any forward-looking statement that may be made from time to time, whether as a result of new information, future developments or otherwise.
For more information, please contact:
Allied World Assurance Company
Media:
Faye Cook
AVP, Marketing & Communications
+1-441-278-5406
faye.cook@awac.com
Investors:
Keith J. Lennox
Investor Relations Officer
+1-212-635-5319
keith.lennox@awac.com
Website: http://www.awac.com